UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

Additional Information and Where to Find It

Wynn Resorts, Limited (the “Company”) has filed a definitive proxy statement and a form of associated proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2018 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON APRIL 18, 2018, THE PROXY SUPPLEMENT FILED WITH THE SEC ON APRIL 30, 2018, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at wynnresorts.com.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 18, 2018 with respect to the Company’s 2018 Annual Meeting of Shareholders. To the extent holdings of the Company’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC.

On May 2, 2018, counsel for the Company delivered the attached letter to counsel for Elaine P. Wynn:

Mark Holscher To Call Writer Directly: (213) 680-8190 mark.holscher@kirkland.com	333 South Hope Street Los Angeles, CA 90071 (213) 680-8400 www.kirkland.com	Facsimile: (213) 680-8500

May 2, 2018

VIA FEDERAL EXPRESS & EMAIL

Patrick J. Reilly

Sydnee R. Gambee

Holland & Hart

9555 Hillwood Drive, 2nd Floor

Las Vegas, NV 89134

preilly@hollandhart.com

srgambee@hollandhart.com

Re: Elaine P. Wynn v. Wynn Resorts, Limited

Dear Mr. Reilly,

I write to you on behalf of Wynn Resorts, Limited, in response to the lawsuit you filed last night on behalf of Elaine Wynn. Needless to say, we were surprised and disappointed by Ms. Wynn’s decision to file yet another lawsuit against the Company.

Last week, Ms. Wynn delivered a sweeping request for records that goes well beyond the requirements of Nevada law. The Company promptly responded to Ms. Wynn’s request two days before legally required and informed your client that the Company was prepared to make available all of the records required to be made available under Nevada law. As you know, the Nevada legislature amended the applicable statute (NRS 78.105(1)(c)) in 2015 to make crystal clear that Nevada companies need only provide information relating to “[a] stock ledger or a duplicate stock ledger, revised annually not later than 60 days after the date by which an annual list is required to be filed pursuant to NRS 78.150, containing the names, alphabetically arranged, of all persons who are stockholders of record of the corporation, showing their places of residence, if known, and the number of shares held by them respectively.” (emphasis added) The Company fulfilled these requirements promptly and to the letter of the law.

Beijing Boston Chicago Hong Kong Houston London Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

Patrick J. Riley

Sydney R. Gambee

May 2, 2018

And yet, at no time prior to your commencement of litigation did Ms. Wynn (directly or through counsel) object to the Company’s position that it would be making available the records required by Nevada law.

Moreover, the Company also promptly complied with Ms. Wynn’s separate federal request and advised her that it would mail her proxy solicitation materials on her behalf. The Company has not yet received a response and instead understands that Ms. Wynn intends to simply disregard this offer and mail on its own.

Regardless of the fact that Ms. Wynn’s lawsuit and request are without merit, Wynn Resorts does not believe that engaging in additional and unnecessary litigation is constructive or productive. We have set up a secure website containing the “NOBO” list and “DTC” list that you have requested. We provide this information, to which your client is not entitled under the statute, to put an end to this unnecessary distraction. Please confirm that your client will dismiss her complaint now that she has received the information you sought.

Despite the fact that your client has neither responded to the Company’s requests to engage in substantive dialogue about the future of Wynn Resorts nor requested such a meeting with management or the Board, the Company nonetheless reiterates that management and the Board remain open to constructive dialogue with Ms. Wynn. Filing lawsuits that may have been avoided with a simple conversation is not constructive or value-enhancing.

                Regards,

                Mark Holscher

CC: Kai Liekefett, Sidley Austin LLP